Exhibit 99.1

INVESTOR RELATIONS CONTACT:

Rosemary Hanratty

Director of Marketing & Communications

(303) 262 4144

Rosemary.Hanratty@startek.com

StarTek, Inc. Reports Third Quarter 2012 Results

Strong Revenue Growth and Significant EBITDA Improvement

DENVER, CO – November 7, 2012 - StarTek, Inc. (NYSE:SRT) today announced its financial results for the third quarter ended September 30, 2012. The Company reported revenue of $47.7 million and Adjusted EBITDA of $2.5 million. As of September 30, 2012, the Company had approximately $9.2 million in cash and no debt.

Third Quarter 2012 Financial Results

Third quarter 2012 revenue increased 7.3% compared to the second quarter of 2012. All geographic segments experienced sequential revenue growth during the third quarter.

Gross margin increased from 7.4% in the second quarter of 2012 to 12.8% in the third quarter of 2012. Gross margin in Asia Pacific increased from 17% to 21.4% due primarily to improved operational efficiencies. Domestic gross margin improved to 8.2% from 2.7% in the second quarter of 2012 due to solid performance across several locations. Gross profit in Latin America improved to nearly breakeven due to improved capacity utilization.

SG&A expense for the quarter totaled $6.9 million, compared to $7.3 million in the second quarter. The decrease was driven primarily by lower support staff costs and other corporate cost reductions.

Third quarter 2012 Adjusted EBITDA of $2.5 million compares to a second quarter 2012 Adjusted EBITDA loss of $0.4 million. The Company reported an operating loss before impairment and restructuring charges of $0.8 million, compared to a second quarter operating loss before impairment and restructuring charges of $4.1 million. The Company had a net loss of $1.2 million, or $0.08 per share, during the third quarter of 2012. The third quarter 2012 net loss compares to a net loss of $4.3 million, or $0.28 per share, in the second quarter of 2012.

Liquidity and Capital Resources

As of September 30, 2012, the Company had approximately $9.2 million in cash and cash equivalents and no debt, compared to $11.4 million and no debt at June 30, 2012. The Company had approximately $2.4 million and $0.5 million in capital expenditures during the quarters ending September 30, 2012 and June 30, 2012, respectively. Third quarter capital expenditures were driven by new program ramps and existing program expansions.

Recent 2012 Highlights

•	Continued sales momentum, signing ten new agreements year-to-date with an expected annual contract value of $50 million;
•	Improved revenue diversification with no single client representing more than 30% of our revenue; and
•	Strengthened operations leadership and consistency across all geographies with the promotion of Rod Leach to SVP, Global Operations.

"Our improvement in client revenue and geographic diversification as well as our improved EBITDA is solid progress," said Chad Carlson, President and Chief Executive Officer."We continue to implement our StarTek Advantage System to improve results".

Effective January 1, 2012, the Company realigned its segment reporting into three distinct operating segments: Domestic (results from U.S. and Canadian sites), Asia Pacific (results from Philippine sites) and Latin America (results from Costa Rican and Honduran sites). In addition, during the first quarter the Company began including certain human resource, recruiting and facility costs in cost of services, rather than SG&A, to provide enhanced clarity on the Company’s operations and cost structure. All historical financial information in this release has been adjusted to provide comparability.

For additional information on revenue, margin and operating metrics, please refer to the Financial Scorecard posted on the Investor Relations section of the Company’s website (www.investor.startek.com).

Conference Call and Webcast Details

The Company will host a conference call today, November 7, 2012, at 6:30 a.m. MDT (8:30 a.m. EDT) to discuss third quarter 2012 financial results. To participate in the teleconference, please call toll-free 866 202.0886 (or 617 213.8841for international callers) and enter “81166257”. You may also listen to the teleconference live via the Company’s website at www.startek.com. For those that cannot access the live broadcast, a replay will be available on the Company’s website at www.startek.com.

About StarTek

StarTek, Inc. is a global provider of business process outsourcing services with approximately 10,000 employees, whom we refer to as Brand Warriors, who have been committed to making a positive impact on our clients’ business results for over 25 years. Our company mission is to enable and empower our employees to advance our clients’ brands every day to bring value to our stakeholders. We accomplish this by aligning with our clients’ business objectives resulting in a trusted partnership. The StarTek Advantage System is the sum total of our culture, customized solutions and processes that enhance our clients’ customers’ experience. The StarTek Advantage System is focused on improving customer experience and reducing total cost of ownership for our clients. StarTek has proven results for the multiple services we provide including sales, order management and provisioning, customer care, technical support, receivables management, and retention programs. We manage programs using a variety of multi-channel customer interaction capabilities including voice, chat, email, IVR and back-office support. StarTek has delivery centers in the U.S., Philippines, Canada, Costa Rica, Honduras and through our StarTek@Home workforce. For more information, go to www.startek.com or call +1303.262.4500.

Forward-Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.   As described below, such statements are subject to a number of risks and uncertainties that could cause StarTek's actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on two significant customers, consolidation by our clients, the concentration of our business in the telecommunications industry, pricing pressure, maximization of capacity utilization, lack of success of our clients’ products and services, consolidation of vendors by our clients, interruptions to the Company’s business due to geopolitical conditions and/or natural disasters, foreign currency exchange risk, lack of minimum purchase requirements in our contracts, ability to hire and retain qualified employees, the timely development of new products or services, failure to implement new technological advancements, increases in labor costs, lack of wide geographic diversity, continuing unfavorable economic conditions, our ability to effectively manage growth, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information, risks inherent in the operation of business outside of North America, ability of our largest stockholder to affect decisions, stock price volatility, variation in quarterly operating results and inability to renew or replace sources of capital funding.  Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company's Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect StarTek’s business, financial condition and results of operation.

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue	$47,675	$51,701	$142,955	$168,350
Cost of services	41,575	49,591	128,246	156,046
Gross profit	6,100	2,110	14,709	12,304
Selling, general and administrative expenses	6,924	8,636	22,579	28,016
Impairment losses and restructuring charges	533	291	4,086	3,563
Operating loss	(1,357)	(6,817)	(11,956)	(19,275)
Net interest and other income	108	5	295	11
Loss before income taxes	(1,249)	(6,812)	(11,661)	(19,264)
Income tax benefit	20	17	22	263
Net loss	$(1,229)	$(6,795)	$(11,639)	$(19,001)

Net loss per share
Basic	$(0.08)	$(0.45)	$(0.76)	$(1.26)
Diluted	$(0.08)	$(0.45)	$(0.76)	$(1.26)

Weighted average shares outstanding
Basic	15,263	15,108	15,230	15,065
Diluted	15,263	15,108	15,230	15,065

STARTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS & STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	As of
	September 30, 2012	June 30, 2012
ASSETS
Current assets:
Cash, cash equivalents and investments	$9,199	$11,368
Trade accounts receivable	35,112	31,984
Other current assets	10,549	10,494
Total current assets	54,860	53,846

Property, plant and equipment, net	30,325	30,626
Other assets	5,539	6,119
Total assets	$90,724	$90,591

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities	$22,818	$21,823
Other liabilities	2,699	2,816
Total liabilities	25,517	24,639

Stockholders' equity	65,207	65,952
Total liabilities and stockholders' equity	$90,724	$90,591

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating Activities
Net loss	$(1,229)	$(6,190)	$(11,639)	$(19,001)
Adjustments to reconcile net loss to net
cash provided by operating activities:
Depreciation	2,948	3,901	10,008	11,948
Impairment losses	—	—	3,086	1,026
Non-cash compensation cost	301	324	997	1,194
Changes in operating assets & liabilities
and other, net	(958)	(3,624)	1,873	4,027
Net cash provided by operating activities	1,062	(5,589)	4,325	(806)

Investing Activities
Purchases of property, plant and equipment	(3,063)	(3,239)	(4,680)	(7,417)
Proceeds from note receivable	165	165	495	495
Net cash used in investing activities	(2,898)	(3,074)	(4,185)	(6,922)
Financing Activities
Other financing, net	(3)	12	3	140
Net cash provided by financing activities	(3)	12	3	140
Effect of exchange rate changes on cash	(330)	16	(663)	364
Net decrease in cash and cash equivalents	(2,169)	(8,635)	(520)	(7,224)
Cash and cash equivalents at beginning of period	11,368	20,151	9,719	18,740
Cash and cash equivalents at end of period	$9,199	$11,516	$9,199	$11,516

STARTEK, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Dollars in thousands)

(Unaudited)

The information presented in this press release reports 1) Adjusted EBITDA, which the Company defines as net income (loss) plus income tax expense (benefit), interest expense (income), impairment and restructuring charges, depreciation expense and stock compensation expense, 2) operating loss before impairment and restructuring charges and 3) Net loss excluding severance costs and restructuring charges. The following tables provide reconciliation of 1) Adjusted EBITDA to net loss calculated in accordance with GAAP, 2) operating loss before impairment and restructuring charges to operating loss calculated in accordance with GAAP and 3) net loss before restructuring and severance to net loss in accordance with GAAP. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles in the United States (GAAP). It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations. A reconciliation of the GAAP amounts to the non-GAAP amounts is shown below.

Adjusted EBITDA:

	Three Months Ended
	September 30, 2012	June 30, 2012
Net loss	$(1,229)	$(4,278)
Income tax expense/(benefit)	(20)	(163)
Interest expense/(income)	2	1
Impairment losses & restructuring charges	533	467
Depreciation expense	2,948	3,250
Stock compensation expense	301	362
Adjusted EBITDA	$2,535	$(361)

Operating Loss before Impairment and Restructuring Charges:

	Three Months Ended
	September 30, 2012	June 30, 2012
Operating loss	$(1,357)	$(4,525)
Impairment & restructuring charges	533	467
Operating loss before impairment and restructuring charges	$(824)	$(4,058)